Exhibit 99.1

Media Contact
Michelle Gorel
(480) 643-7653
michelle.gorel@avnet.com

Avnet Names Philip Gallagher Avnet Technology Solutions Global President

Phoenix, Ariz. – Jan. 19, 2009 – Avnet, Inc., (NYSE:AVT) a leading value-added global technology distributor, today announced that it has promoted Phillip Gallagher to serve as global president for Avnet Technology Solutions, one of two global operating groups within Avnet. Gallagher will be responsible for the strategic direction, day to-day operations and performance of the group globally. Gallagher’s appointment will be effective March 2, 2009, and he will report directly to Avnet Chief Operating Officer Rick Hamada, succeeding John Paget. With $7.6 billion in revenue in FY 2008, Avnet Technology Solutions operates in 35 countries covering Asia Pacific, the Americas, and Europe. Avnet Technology Solutions delivers enterprise computing and embedded technology products and solutions from the world’s premier computer manufacturers and software suppliers.

Gallagher is a 26-year veteran with Avnet and currently serves as president of Avnet Electronics Marketing, Americas, a position he assumed in 2004. He has held a number of sales, marketing and operations roles within Avnet with successively higher levels of responsibility during his career. Immediately prior to his current role, Gallagher served as senior vice president of Global Business Development at Avnet Electronics Marketing where he was responsible for global supplier relationships, leading the global account coverage strategy and developing the business migration strategy for Avnet Electronics Marketing.

“In addition to his breadth of experience, Phil also brings a strong track record of performance, personal adaptability, team development, relationship skills, cultural contributions and strategic thinking that provides him a strong platform upon which to continue to build success,” said Hamada. “I am firmly convinced that Phil’s leadership skills, coupled with his experience and strong Avnet foundation, adds up to an excellent choice for the global leader for Avnet Technology Solutions.”

Gallagher was a recipient of Avnet’s prestigious Chairman’s Award in 2001, was named a corporate officer in November 1997 and was promoted to senior vice president of Avnet, Inc. in November 2007.

“I am honored by this new role and have the deepest respect for what the Technology Solutions team has already achieved. I believe there is significant opportunity in every region, and I look forward to challenging myself and the team to take our performance to even higher levels as we move forward.”

Gallagher succeeds Paget who joined Avnet in 2007. Paget is stepping down from his current position, effective immediately, and will assist with the leadership transition. “We thank John for his contributions and wish him well in his future endeavors,” added Hamada, who will be serving as interim global president for the group, in addition to his current responsibilities, until Gallagher has fully assumed his responsibilities in March.
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About Avnet Technology Solutions

Avnet Technology Solutions is an operating group of Phoenix-based Avnet, Inc. As a global technology sales and marketing organization, Avnet Technology Solutions has sales divisions focused on specific customer segments and a select line card strategy enabling an exceptional level of attention to the needs of its customers and suppliers. For fiscal year 2008, the group served customers in more than 35 countries and generated US $7.6 billion in annual revenue. The group’s Web site is www.ats.avnet.com.

About Avnet

Avnet, Inc. (NYSE:AVT), a Fortune 500 company, is one of the largest distributors of electronic components, computer products and embedded technology serving customers in more than 70 countries worldwide. Avnet accelerates its partners’ success by connecting the world’s leading technology suppliers with a broad base of more than 100,000 customers and by providing cost-effective, value-added services and solutions. For the fiscal year ended June 28, 2008, Avnet generated revenue of $17.95 billion. For more information, visit www.avnet.com. (AVT_IR)

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